Exhibit 99.1

Steelworkers Ratify Agreement with Century of West Virginia

MONTEREY, CA, August 5, 2006 (MARKET WIRE) -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX) announced today that the membership of United Steelworkers Local 5668 has voted to ratify a three-year labor agreement covering 580 hourly workers at the company’s Ravenswood, WV aluminum reduction facility.

“We are pleased with this ratification vote,” said plant manager Ron Thompson.  “We will now get back to work in an orderly manner.  Ravenswood is one of the oldest plants in the industry, with high costs, and its economics are challenging.  Because our new contract increases the cost of running the plant, we must explore every opportunity to contain costs in order for Ravenswood to remain competitive.”

As a result of the union’s July 29 notice to strike, the company had shut down one of the plant’s four potlines. Century of West Virginia will now undertake the process of restarting this line, and estimates that it will take up to three months to achieve full production on that line and in the plant.

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an ownership stake in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company, Monterey, California
Michael Dildine, 831-642-9364
mdildine@centuryca.com